EXHIBIT 99.1

GENESIS ENERGY, LLC
BALANCE SHEET AS OF DECEMBER 31, 2008 AND INDEPENDENT AUDITORS’ REPORT

INDEPENDENT AUDITORS’ REPORT

To Genesis Energy, LLC:
Houston, Texas

We have audited the accompanying balance sheet of Genesis Energy, LLC (the "Company") as of December 31, 2008.  This financial statement is the responsibility of the Company's management.  Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement.  An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation.  We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

In our opinion, such balance sheet presents fairly, in all material respects, the financial position of the Company as of December 31, 2008, in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas
April 29, 2009

GENESIS ENERGY, LLC
BALANCE SHEET

December 31,
2008
(in thousands)
ASSETS

CURRENT ASSETS
Cash	$897
Accounts receivable - affiliate	2,108
Other receivable	23

Total current assets	3,028

INVESTMENTS IN UNCONSOLIDATED AFFILIATES	55,045

OTHER ASSETS	68

TOTAL	$58,141

LIABILITIES AND MEMBERS' EQUITY

ACCOUNTS PAYABLE AND ACCRUED EXPENSES	$6,506

COMMITMENTS AND CONTINGENCIES (Note 5)

MEMBERS' EQUITY	51,635

TOTAL LIABILITIES AND MEMBERS' EQUITY	$58,141

The accompanying notes are an integral part of this financial statement.

GENESIS ENERGY, LLC
NOTES TO BALANCE SHEET
AS OF DECEMBER 31, 2008

1.	Organization and Summary of Significant Accounting Policies

Organization

Genesis Energy, LLC (the “Company”) is a Delaware limited liability company that is the general partner of Genesis Energy, L.P. (“GELP”) and Genesis Crude Oil, L.P. (“GCOLP”), and the subsidiary partnerships of Genesis Crude Oil, L.P.  GELP is a publicly traded Delaware limited partnership listed on the NYSE Amex (formerly the American Stock Exchange) under symbol GEL.  GELP is the limited partner in GCOLP with a 99.99% ownership interest and the Company is the general partner in GCOLP with a 0.01% ownership interest.  Through its subsidiaries, GELP is engaged in four business activities - pipeline transportation of crude oil, carbon dioxide and natural gas; services to refiners to treat the refiner’s sour gas streams;  transportation, storage and supply of energy products (primarily petroleum products and crude oil);  and industrial gas activities.  GCOLP also owns a 50% interest in T&P Syngas Supply Company, a general partnership that provides syngas processing services, and a 50% interest in Sandhill Group, LLC, an entity that processes carbon dioxide.  The personnel who manage and operate the assets of GELP and GCOLP are employed by the Company.

Denbury Gathering and Marketing, Inc. a wholly-owned subsidiary of Denbury Resources, Inc. (“Denbury”) indirectly owns a majority interest of the equity in, and controls the Company.

The Company was created by the conversion of Genesis Energy, Inc. into Genesis Energy, LLC under Delaware law.  See additional discussion in Note 4.

Investments in Unconsolidated Affiliates

Investments in Unconsolidated Affiliates represents the Company’s 2% general partner interest and 7.17% limited partner interest in GELP and the Company’s 0.01% general partner interest in GCOLP.  The Company serves as the general partner of Genesis Pipeline Texas, L.P., Genesis Pipeline USA, L.P., Genesis CO2 Pipeline, L.P., Genesis Natural Gas Pipeline, L.P. and Genesis Syngas Investments, Inc., but has no direct economic interest in these entities, all of which are subsidiaries of GCOLP.

The equity method of accounting is used to account for the Company’s investments in GELP and GCOLP.  See additional discussion in Note 2.

The Company’s investment in GCOLP and GELP exceeded its percentage of net equity of those investments at the time of acquisition by $2.2 million, which represents goodwill and is not subject to amortization.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities, if any at the date of the balance sheet.  Actual results could differ from these estimates.

Cash and Cash Equivalents

Cash and cash equivalents consist of demand deposits.  The Company has no requirement for compensating balances or restrictions on cash.

Other Assets

Other assets consist of amounts invested in mutual funds with an insurance company to secure payment of amounts owed related to employee insurance programs.

Federal Income Taxes

The Company is organized as a pass-through entity for federal income tax purposes. As such, the Company does not directly pay federal income tax. The Company’s taxable income or loss is includable in the federal income tax returns of each member.

Cash Dividends

Cash dividends are typically paid to the members quarterly at the same time that the Company receives cash distributions from GELP and GCOLP.

Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses consist of amounts related to the compensation of the personnel who manage and operate the assets of GCOLP and GELP.  The Company is reimbursed by GCOLP for all costs it incurs related to those personnel, excluding costs related to the Class B Membership Interests as discussed in Note 4.

Fair Value of Financial Instruments

The carrying values of cash and cash equivalents, accounts receivable and accounts payable in the Balance Sheet approximated fair value due to the short maturity of these instruments.

Equity-Based Compensation

On December 31, 2008, the Company awarded Class B Membership Interests to its senior executives.  SFAS 123(R) requires compensation costs related to these interests be re-measured at each reporting date based on the fair value of the interests, and changes in that fair value be recognized over the vesting period. Recorded expense will be subsequently adjusted to fair value until final settlement.  See Note 4.

2.	Investments in Unconsolidated Affiliates

At December 31, 2008, the Company’s significant unconsolidated affiliates accounted for by the equity method included its 9.0% economic interest in GELP and its 0.01% economic interest in GCOLP.  The Company has significant influence over GELP and GCOLP; however, its control is limited under the limited partnership agreement and therefore, GELP and GCOLP are not consolidated.  Since GELP owns substantially all of GCOLP’s consolidated assets and conducts substantially all of GCOLP’s business and operations, the information set forth herein constitutes combined information for GELP and GCOLP.

December 31,
2008
(in thousands)
ASSETS

Current assets	$168,127

Fixed assets, net	282,105

Intangible assets, net	166,933

Goodwill	325,046

Other long-term assets, net	236,463

TOTAL ASSETS	$1,178,674

LIABILITIES AND PARTNERS' CAPITAL

Current liabilities	$126,272

Long-term debt and other long-term liabilities	419,744

Partners' capital	632,658

TOTAL LIABILITIES AND PARTNERS' CAPITAL	$1,178,674

3.	Transactions with Related Parties

At December 31, 2008, the Company had a net receivable of $2.1 million from GCOLP for payment of operating expenses.

4.	Member Interests

On December 29, 2008, Genesis Energy, Inc. was converted into the Company under Delaware law.  Two classes of members were created in the Company – Class A Members and Class B Members.  Denbury Gathering & Marketing, Inc. holds the Class A Membership Interest.  The Class A Member owns all of the Company’s rights to GELP’s and GCOLP’s general partner interests, GELP limited partner interests and incentive distribution rights (IDRs) in GELP, except to the extent that distributions or allocations are specifically designated to be allocated to or distributed to the Class B Members.  The Company awarded Class B Membership Interests to three of its senior executives as long-term incentive compensation. These Class B Membership Interests compensate the holders thereof by providing rewards based on increased shares of the cash distributions attributable to the IDRs of GELP to the extent GELP increases its Cash Available Before Reserves, or CABR above specified targets.   CABR generally means Available Cash before Reserves, less Available Cash before Reserves generated from specific transactions with Denbury and its affiliates.  The Class B Membership Interests do not provide any senior executive with a direct interest in any assets (including GELP’s IDRs) owned by the Company. During his employment with the Company, each senior executive will be entitled to receive quarterly distributions in respect of his Class B Membership Interest from the Company in amounts equal to a percentage of the distributions GELP pays in respect of its IDRs.  Each senior executive’s quarterly distribution percentage of the IDRs may vary from quarter-to-quarter based on a formula included in the Company’s Limited Liability Company agreement.  In addition, upon the occurrence of specified events and circumstances, the Company will redeem a senior executive’s Class B Membership Interest when that executive’s employment with the Company is terminated or when a change of control occurs.  Additionally the Company’s chief executive officer and chief operating officer participate in a deferred compensation plan, whereby they may be entitled to receive a cash payment upon termination of employment.

The Company will not seek reimbursement (on behalf of the Company or its affiliates) under GELP’s or GCOLP’s partnership agreements for the costs of these senior executive compensation arrangements to the extent relating to their ownership of Class B Membership Interests (including current cash distributions made by the Company out of the IDRs and payment of redemption amounts for those IDRs) and the deferred compensation amounts.

The Class B Membership Interests awarded to the senior executives are accounted for as liability awards under the provisions of SFAS 123(R).  As such, the fair value of the compensation cost the Company will record for these awards will be recomputed at each measurement date and the expense to be recorded will be adjusted based on that fair value.  Management’s estimates of the fair value of these awards are based on assumptions regarding a number of future events, including estimates of the Available Cash before Reserves GELP will generate each quarter through the final vesting date of December 31, 2012, estimates of the future amount of incentive distributions GELP will pay to the Company, and assumptions about appropriate discount rates.  Additionally the determination of fair value will be affected by the distribution yield of ten publicly-traded entities that are the general partners in publicly-traded master limited partnerships, a factor over which the Company has no control.  Included within the assumptions used to prepare these estimates are projections of available cash and distributions GELP will pay, including an assumed level of growth and the effects of future new growth projects during the four-year vesting period.  These assumptions were used to estimate the total amount that would be paid under the Class B Membership awards through the final vesting date and do not represent the contractual amounts payable under these awards at December 31, 2008. The estimated total amount was discounted to December 31, 2008 using a discount rate of 16%, representing the risks inherent in the assumptions used and the time until final vesting.  Due to the limited number of participants in the Class B Membership awards, the Company assumed a forfeiture rate of zero.  At December 31, 2008, management estimates that the fair value of the Class B Membership Awards and the related deferred compensation awards granted to the Company’s senior executives on that date is approximately $12 million. The fair value of these incentive awards will be recomputed each quarter beginning with the quarter ending March 31, 2009 through the final settlement of the awards.  An accrual for compensation expense of $3.4 million was recorded in the fourth quarter of 2007 by the Company related to the previous arrangements between the Company and its senior executives.   The fair value to be recorded by the Company as compensation expense will be the excess of the recomputed estimated fair value over the previously recorded $3.4 million.  Due to the vesting conditions for the awards, the amounts to which the senior executives were entitled on December 31, 2008 for the Class B Membership Awards and the related deferred compensation was zero.  Management’s estimates of fair value are made in order to record compensation expense over the vesting period, and do not necessarily represent the contractual amounts payable under these awards at December 31, 2008.  This expense will be recorded on an accelerated basis to align with the requisite service period of the award.  Changes in the Company’s assumptions will change the amount of compensation cost.

5.	Commitments and Contingencies

The Company is jointly and severally liable for all of GELP’s and GCOLP’s obligations unless and except to the extent those obligations provide that they are non-recourse to the Company.  GCOLP’s credit facility is non-recourse to the Company, except to the extent of the Company’s pledge of its 0.01% general partner interest in GCOLP.  There are no guarantees by Denbury or any of its other subsidiaries of the debt of the Company, GELP or GCOLP.  The Company has no reason to believe that it will be obligated to perform under any liability of GELP or GCOLP.